CFO Commentary on First Quarter Fiscal Year 2017 Results

Q1 FY 2017 Summary

GAAP
($ in millions except earnings per share)	Q1 FY17	Q4 FY16	Q1 FY16	Q/Q	Y/Y
Revenue	$1,305	$1,401	$1,151	Down 7%	Up 13%
Gross margin	57.5%	56.5%	56.7%	Up 100 bps	Up 80 bps
Operating expenses	$506	$539	$477	Down 6%	Up 6%
Operating income	$245	$252	$176	Down 3%	Up 39%
Net income	$196	$207	$134	Down 5%	Up 46%
Diluted earnings per share	$0.33	$0.35	$0.24	Down 6%	Up 38%

Non-GAAP
($ in millions except earnings per share)	Q1 FY17	Q4 FY16	Q1 FY16	Q/Q	Y/Y
Revenue	$1,305	$1,401	$1,151	Down 7%	Up 13%
Gross margin	58.6%	57.2%	56.9%	Up 140 bps	Up 170 bps
Operating expenses	$443	$445	$425	--	Up 4%
Operating income	$322	$356	$231	Down 10%	Up 39%
Net income	$263	$297	$187	Down 11%	Up 41%
Diluted earnings per share	$0.46	$0.52	$0.33	Down 12%	Up 39%

Revenue by Reportable Segments
($ in millions)	Q1 FY17	Q4 FY16	Q1 FY16	Q/Q	Y/Y
GPU Business	$1,079	$1,178	$940	Down 8%	Up 15%
Tegra Processor Business	160	157	145	Up 2%	Up 10%
Other	66	66	66	--	--
Total	$1,305	$1,401	$1,151	Down 7%	Up 13%

Revenue by Market Platform
($ in millions)	Q1 FY17	Q4 FY16	Q1 FY16	Q/Q	Y/Y
Gaming	$687	$810	$587	Down 15%	Up 17%
Professional Visualization	189	203	181	Down 7%	Up 4%
Datacenter	143	97	88	Up 47%	Up 63%
Automotive	113	93	77	Up 22%	Up 47%
OEM and IP	173	198	218	Down 13%	Down 21%
Total	$1,305	$1,401	$1,151	Down 7%	Up 13%

Revenue

First quarter revenue increased 13 percent year over year to $1.30 billion. Growth was driven by GPUs for gaming, professional visualization, and datacenter, as well as Tegra® automotive systems.

GPU Business revenue for the first quarter was $1.08 billion, up 15 percent from a year earlier, reflecting strength in GeForce® Gaming GPU revenue. Tegra Processor Business revenue for the first quarter of $160 million was up 10 percent year on year and up 2 percent sequentially, reflecting growth in Tegra automotive.

Gaming platform revenue was $687 million, up 17 percent from a year ago, as sales from all regions continue to provide solid growth. Professional visualization revenue from Quadro® was $189 million, up 4 percent year over year. Datacenter revenue, including Tesla® and NVIDIA GRID™, was a record $143 million, up 63 percent from a year earlier and up 47 percent sequentially, reflecting strong demand for GPU acceleration related to deep learning. Automotive revenue of $113 million from infotainment modules and product development contracts increased 47 percent from a year earlier and was up 22 percent sequentially.

License revenue from our patent license agreement with Intel remained flat at $66 million for the first quarter.

Gross Margin

GAAP and non-GAAP gross margins for the first quarter achieved record levels of 57.5 percent and 58.6 percent, respectively. Driving this was the strength of our Maxwell™ GPUs, the success of our platform approach, and strong demand for deep learning. GAAP gross margins included $10 million of legal settlement costs associated with ITC litigation involving Advanced Silicon Technologies.

Expenses

GAAP operating expenses for the first quarter were $506 million, including $6 million of legal settlement costs; $3 million of costs related to an advanced healthcare contribution; $1 million of restructuring and other charges; and $53 million in stock-based compensation and other charges. Non-GAAP operating expenses were $443 million, up 4 percent from a year earlier and flat sequentially. This reflects headcount related costs from hiring for our growth initiatives, and development related expenses associated with our newest platform architecture, Pascal™.

Operating Income

GAAP operating income for the first quarter was $245 million, up 39 percent from $176 million a year earlier. Non-GAAP operating income for the first quarter was $322 million, up 39 percent from $231 million a year earlier.

Other Income & Expense and Income Tax

GAAP
($ in millions)	Q1 FY17	Q4 FY16	Q1 FY16
Interest income	$12	$11	$9
Interest expense	(12)	(12)	(12)
Other income (expense)	(4)	2	(1)
Total	$(4)	$1	$(4)

Non-GAAP
($ in millions)	Q1 FY17	Q4 FY16	Q1 FY16
Interest income	$12	$11	$9
Interest expense	(5)	(5)	(5)
Other income (expense)	(7)	2	(1)
Total	$--	$8	$3

Other income and expense, or OI&E, includes interest earned on our cash and investments, interest expense associated with our convertible debt, and other gains and losses. GAAP OI&E for the quarter included $12 million of interest expense primarily associated with the debt coupon and the amortization of the debt discount from our convertible notes, $12 million of interest income from our investment portfolio and a net $4 million expense associated with foreign exchange translation losses, partially offset by a realized gain from the sale of an investment. Non-GAAP OI&E excludes the portion of interest expense from the amortization of the debt discount and the gains or losses from sales of certain investments.

For the first quarter, our GAAP effective tax rate was 19 percent. Our non-GAAP effective tax rate was 18 percent.

Net Income and EPS

For the first quarter, GAAP net income was $196 million and earnings per diluted share were $0.33, up 46 percent and 38 percent, respectively, from a year earlier. This includes a combined charge of $0.02 per diluted share for legal settlement costs, the advanced healthcare contribution, and restructuring and other charges. Non-GAAP net income was $263 million and earnings per diluted share were $0.46, up 41 percent and 39 percent, respectively, from a year earlier, fueled by strong revenue growth and improved gross and operating margins.

Weighted Average Shares

Weighted average shares used in the GAAP and non-GAAP diluted EPS calculations for the first quarter were as follows:

Weighted Average Shares
(in millions)	GAAP	Non-GAAP
Basic shares	537	537
Dilutive impact from:
Equity awards	18	18
Warrants	13	13
Convertible notes	29	--
Diluted shares	597	568

Capital Return

Capital Return
(in millions)	FY13	FY14	FY15	FY16	Q1FY17
Dividends	$47	$181	$186	$213	$62
Share repurchases:
	$$100	$887	$814	$587	$500
Shares	8	62	44	25	12

During the first quarter, we entered into a $500 million accelerated share repurchase agreement, or ASR, and paid $62 million in quarterly cash dividends.

Since the restart of our capital return program in the fourth quarter of fiscal 2013, we have returned just over $3.5 billion to shareholders.  This return represents over 100 percent of our cumulative free cash flow for fiscal years 2013 through first quarter of fiscal year 2017.

For fiscal 2017, we intend to return approximately $1.0 billion to shareholders through share repurchases and quarterly cash dividends.

Balance Sheet and Cash Flow

Cash, cash equivalents and marketable securities at the end of the first quarter were $4.75 billion, compared with $5.04 billion at the end of the prior quarter, as growth in operating cash flow was offset by the quarterly cash dividend and the $500 million ASR.

Accounts receivable at the end of the quarter was $523 million, compared with $505 million in the prior quarter. DSO at quarter-end was 36 days, up from 35 days in the prior quarter and flat from the first quarter of fiscal 2016.

Inventory at the end of the quarter was $394 million, down from $418 million in the prior quarter and from $438 million a year earlier. DSI at quarter-end was 65 days, down from 67 days in the prior quarter and 80 days a year earlier.

Cash flow from operating activities was $309 million in the first quarter, down from $510 million in the prior quarter and up from $246 million a year earlier. The sequential decrease was primarily due to the Intel license payment received in the prior quarter.

Free cash flow was $254 million in the first quarter, compared with $495 million in the previous quarter and $216 million a year earlier.

Depreciation and amortization expense for the first quarter amounted to $45 million. Capital expenditures were $55 million.

Second Quarter of Fiscal 2017 Outlook

Our outlook for the second quarter of fiscal 2017 is as follows:

•	Revenue is expected to be $1.35 billion, plus or minus two percent.

•	GAAP and non-GAAP gross margins are expected to be 57.7 percent and 58.0 percent, respectively, plus or minus 50 basis points.

•	GAAP operating expenses are expected to be approximately $500 million. Non-GAAP operating expenses are expected to be approximately $445 million.

•	GAAP and non-GAAP tax rates for the second quarter of fiscal 2017 are both expected to be 20 percent, plus or minus one percent.

•	Capital expenditures are expected to be approximately $30 million to $40 million.
______________
For further information, contact:

Arnab Chanda	Robert Sherbin
Investor Relations	Corporate Communications
NVIDIA Corporation	NVIDIA Corporation
(408) 566-6616	(408) 566-5150
achanda@nvidia.com	rsherbin@nvidia.com

Non-GAAP Measures

To supplement NVIDIA’s Condensed Consolidated Statements of Income and Condensed Consolidated Balance Sheets presented in accordance with GAAP, the company uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating income, non-GAAP other income (expense), net, non-GAAP income tax expense, non-GAAP net income, non-GAAP net income, or earnings, per diluted share, non-GAAP diluted shares, per diluted share impact of certain charges, and free cash flow. In order for NVIDIA’s investors to be better able to compare its current results with those of previous periods, the company has shown a reconciliation of GAAP to non-GAAP financial measures. These reconciliations adjust the related GAAP financial measures to exclude stock-based compensation, legal settlement costs, product warranty charge, acquisition-related costs, advanced healthcare contributions, restructuring and other charges, gains from non-affiliated investments, interest expense related to amortization of debt discount, and the associated tax impact of these items, where applicable. Weighted average shares used in the non-GAAP diluted net income per share computation includes the anti-dilution impact of our Note Hedge. Per diluted share impact of certain charges is calculated as such charges, net of income tax, divided by GAAP diluted shares. Free cash flow is calculated as GAAP net cash provided by operating activities less purchases of property and equipment and intangible assets. NVIDIA believes the presentation of its non-GAAP financial measures enhances the user's overall understanding of the company’s historical financial performance. The presentation of the company’s non-GAAP financial measures is not meant to be considered in isolation or as a substitute for the company’s financial results prepared in accordance with GAAP, and our non-GAAP measures may be different from non-GAAP measures used by other companies.

Certain statements in this CFO Commentary including, but not limited to, statements as to: sales from all regions continuing to provide solid growth; our intended fiscal 2017 capital return; our financial outlook for the second quarter of fiscal 2017; and our tax rates for the second quarter of fiscal 2017 are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations. Important factors that could cause actual results to differ materially include: global economic conditions; our reliance on third parties to manufacture, assemble, package and test our products; the impact of technological development and competition; development of new products and technologies or enhancements to our existing product and technologies; market acceptance of our products or our partners’ products; design, manufacturing or software defects; changes in consumer preferences or demands; changes in industry standards and interfaces; unexpected loss of performance of our products or technologies when integrated into systems; as well as other factors detailed from time to time in the reports NVIDIA files with the Securities and Exchange Commission, or SEC, including its Form 10-K for the fiscal period ended January 31, 2016. Copies of reports filed with the SEC are posted on the company’s website and are available from NVIDIA without charge. These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, NVIDIA disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.

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© 2016 NVIDIA Corporation. All rights reserved. NVIDIA, the NVIDIA logo, GeForce, Quadro, Tegra, Tesla, NVIDIA GRID, Maxwell, Pascal, and SHIELD are trademarks and/or registered trademarks of NVIDIA Corporation in the U.S. and/or other countries.  Other company and product names may be trademarks of the respective companies with which they are associated. Features, pricing, availability, and specifications are subject to change without notice.

NVIDIA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, except per share data)
(Unaudited)

	Three Months Ended
	May 1,	January 31,	April 26,
	2016	2016	2015

GAAP gross profit	$751	$791	$653
GAAP gross margin	57.5%	56.5%	56.7%
Stock-based compensation expense (A)	4	5	2
Legal settlement costs (B)	10	—	—
Product warranty charge (C)	—	5	—
Non-GAAP gross profit	$765	$801	$655
Non-GAAP gross margin	58.6%	57.2%	56.9%

GAAP operating expenses	$506	$539	$477
Stock-based compensation expense (A)	(49)	(56)	(43)
Legal settlement costs (B)	(6)	—	—
Acquisition-related costs (D)	(4)	(4)	(9)
Advanced healthcare contribution	(3)	—	—
Restructuring and other charges	(1)	(34)	—
Non-GAAP operating expenses	$443	$445	$425

GAAP income from operations	$245	$252	$176
Total impact of non-GAAP adjustments to income from operations	77	104	54
Non-GAAP income from operations	$322	$356	$230

GAAP other income (expense), net	$(4)	$1	$(4)
Gains from non-affiliated investments	(3)	—	—
Interest expense related to amortization of debt discount	7	7	7
Non-GAAP other income (expense), net	$—	$8	$3

GAAP net income	$196	$207	$134
Total pre-tax impact of non-GAAP adjustments	81	111	63
Income tax impact of non-GAAP adjustments	(14)	(21)	(10)
Non-GAAP net income	$263	$297	$187

	Three Months Ended
	May 1,	January 31,	April 26,
	2016	2016	2015
Diluted net income per share
GAAP	$0.33	$0.35	$0.24
Non-GAAP	$0.46	$0.52	$0.33

Weighted average shares used in diluted net income per share computation
GAAP	597	593	568
Anti-dilution impact from note hedge (E)	(29)	(26)	(6)
Non-GAAP	568	567	562

Per share impact:
Legal settlement costs	$16	$—	$—
Advanced healthcare contribution	3	—	—
Restructuring and other charges	1	34	—
Income tax impact	(7)	(9)	—
Charges, net of income tax impact	$13	$25	$—
GAAP per diluted share impact	$0.02	$0.04	$—

GAAP net cash provided by operating activities	$309	$510	$246
Purchase of property and equipment and intangible assets	(55)	(15)	(30)
Free cash flow	$254	$495	$216

(A) Excludes stock-based compensation as follows:
	Three Months Ended
	May 1,	January 31,	April 26,
	2016	2016	2015
Cost of revenue	$4	$5	$2
Research and development	$29	$33	$27
Sales, general and administrative	$20	$22	$16

(B) Legal settlement with Advanced Silicon Technologies LLC and other settlement related costs.

(C) Represents warranty charge associated with a product recall.

(D) Consists of amortization of acquisition-related intangible assets, transaction costs, compensation charges, and other credits related to acquisitions.

(E) Represents the number of shares that would be delivered upon conversion of the currently outstanding 1.00% Convertible Senior Notes Due 2018. Under U.S. GAAP, shares delivered in hedge transactions are not considered offsetting shares in the fully diluted share calculation until actually delivered.

NVIDIA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP OUTLOOK

Q2 FY2017 Outlook
GAAP gross margin	57.7%
Impact of stock-based compensation expense	0.3%
Non-GAAP gross margin	58.0%

Q2 FY2017 Outlook
(In millions)
GAAP operating expenses	$500
Stock-based compensation expense, acquisition-related costs, and other costs	(55)
Non-GAAP operating expenses	$445